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                                                                    Exhibit 99.1



EDITORIAL CONTACT:                               PRGP42SN303

Michele Drake
+1 650 752 5296
michele_drake@agilent.com




   Agilent Technologies' COO Bill Sullivan to Expand Role; Electronic Products and Solutions Group Senior VP Byron Anderson to Retire


      PALO ALTO, Calif., Jan. 24, 2003 -- Agilent Technologies Inc. (NYSE: A) today announced that Agilent Chief Operating Officer Bill Sullivan will assume leadership of the company's Electronic Products and Solutions Group (EPSG) as of Feb. 1. Sullivan will replace Byron Anderson, who announced his retirement after a 33-year career with Agilent and Hewlett-Packard Company.

      Sullivan will continue as Agilent's COO with some of his corporate responsibilities, in addition to his new EPSG leadership role. EPSG is a part of Agilent's Test and Measurement Organization, and the largest business group within the company.

      Prior to his COO position, Sullivan was senior vice president and general manager of Agilent's Semiconductor Products Group.

      "I believe Bill's leadership and operations skills will have a great impact on EPSG," said Agilent Chairman, President and CEO Ned Barnholt. "I'd also like to thank Byron for his many contributions to Agilent and HP. Byron has played a key role in the growth of our Test and Measurement business and in the launch of Agilent."

About Agilent Technologies

      Agilent Technologies Inc. (NYSE: A) is a global technology leader in Communications, electronics and life sciences. The company's 36,000 employees serve customers in more than 110 countries. Agilent had net revenue of $6 billion in fiscal year 2002. Information about Agilent is available on the Web at www.agilent.com.

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